Sub-Items 77I & 77Q1(d). Terms of New or Amended Securities

The Dreyfus/Laurel Funds, Inc. (the “Company”) Dreyfus Floating Rating Income Fund (the "Fund")

Effective March 1, 2016, the Board of Directors of the Company, on behalf of the Fund, approved a proposal to modify the eligibility requirements of the Fund’s Class Y shares.

These changes were reflected in a Supplement to each Fund’s Prospectus, filed with the Securities and Exchange Commission (the "SEC") on March 1, 2016 pursuant to Rule 497(e) under the Securities Act of 1933, as amended.

The revised Rule 18f-3 Plan was filed with the SEC on March 1, 2016 as Exhibit (n)(8) to Post-Effective Amendment No. 158 to the Company’s Registration Statement and is incorporated by reference herein.